Exhibit 99.1

Catalyst Semiconductor Reports 1st Quarter Results

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Aug. 26, 2004--Catalyst Semiconductor, Inc. (Nasdaq:CATS), a developer and marketer of programmable and analog mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its fiscal first quarter ended July 31, 2004.
    For the fiscal first quarter ended July 31, 2004, Catalyst had net income of $2.2 million, or $0.12 per diluted share, on revenues of $16.7 million. This compares with net income of $920,000, or $0.05 per diluted share, on revenues of $13.8 million in the quarter ended July 31, 2003. In the quarter ended April 30, 2004, Catalyst reported net income of $5.6 million, or $0.29 per diluted share, on revenues of $16.8 million.
    Revenues from analog/mixed signal products were $766,000, or 4.6% of revenues, in the quarter ended July 31, 2004, compared with $277,000, or 2.0% of revenues, in the quarter ended July 31, 2003 and $490,000, or 2.9% of revenues, in the quarter ended April 30, 2004.
    Gross margin for the quarter ended July 31, 2004 was 51.9%, compared to 37.2% for the quarter ended July 31, 2003 and 49.0% for the quarter ended April 30, 2004. First quarter sales reflected a better mix of new products and included increased sales of less expensive inventory purchased in previous quarters.
    Catalyst recorded tax expense of $1.3 million, or 37% of net income before taxes during the quarter ended July 31, 2004. This compares to an income tax expense of $162,000 in the quarter ended July 31, 2003 and a tax benefit of $2.2 million in the quarter ended April 30, 2004.
    Research & Development and Sales, General and Administrative expenses increased 38% and 21%, respectively, from the quarter ended July 31, 2003. Research & Development and Sales, General and Administrative expenses both increased 7% from the quarter ended April 30, 2004, reflecting increased efforts to develop and promote emerging analog/mixed signal products.
    As of July 31, 2004, Catalyst had cash, cash equivalents and short-term investments of $45.8 million, an increase of $12.0 million compared to the previous quarter as $8.0 million of cash was raised in a secondary common stock offering. Additionally, the company received $369,000 from stock option exercises and $3.6 million was generated by operations.
    Catalyst also announced today that its Board of Directors authorized the repurchase in open market transactions from time to time of an additional 1,000,000 shares, or an aggregate of 3,000,000 shares. To date, Catalyst has repurchased approximately 1.5 million shares under this program.

    Management Comments & Outlook

    "Our efforts to target higher margin sales opportunities have resulted in a near record quarterly gross margin of 51.9%. Also contributing to this was the lower cost inventories that we had acquired earlier and an increase in revenues from our analog/mixed signal products. It is encouraging to see the progress being made in growing the revenues from our analog/mixed signal products but this product line is still emerging and is subject to quarterly variations in its growth rate," said Gelu Voicu, president and chief executive officer. "Nevertheless, as fab capacities have tightened we expect gross margins to be under pressure."

    Investor Conference Call

    Catalyst will conduct a conference call regarding the first fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.companyboardroom.com, or by dialing 800-865-4425 (domestic only). International callers dial 973-935-2100. A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Pacific) on September 3, 2004 at the company's Web site or by dialing 877-519-4471 (domestic) or 973-341-3080 (international), entering reservation number 5047880 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, Flash Memories, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Analog/Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com.

    Forward-Looking Statements

    Certain statements in this press release, including statements regarding increasing future revenues and profit margins, the introduction of new products, future shipments and market share, and adding new customers are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: increased competition in the markets for Catalyst's products leading to decreased average selling prices; the continued growth of the markets for Catalyst's products; market acceptance and demand for Catalyst's new products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst's new products and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.



                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                              July 31,      April 30,
                                                2004          2004
                                            ----------    ----------
                    ASSETS
Current assets:
 Cash and cash equivalents                     $21,934       $17,245
 Short-term investments                         23,911        16,564
 Accounts receivable, net                       10,736        12,547
 Inventories                                     9,802         6,960
 Deferred tax assets                             5,024         5,024
 Other assets                                      773           875
                                            ----------    ----------
     Total current assets                       72,180        59,215

Property and equipment, net                      3,187         3,334
Deferred tax assets                              4,098         4,098
Other assets                                       205           218
                                            ----------    ----------
     Total assets                              $79,670       $66,865
                                            ==========    ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                              $ 6,418       $ 5,016
 Accrued expenses                                4,546         3,782
 Deferred gross profit on shipments to
  distributors                                   3,634         4,079
                                            ----------    ----------
     Total current liabilities                  14,598        12,877

Total stockholders' equity                      65,072        53,988
                                            ----------    ----------
     Total liabilities and
      stockholders' equity                     $79,670       $66,865
                                            ==========    ==========


       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                             Three Months Ended
                                           -------------------------
                                             July 31,       July 31,
                                               2004           2003
                                           -------------------------

Net revenue                                $   16,711     $   13,847

Cost of revenues                                8,036          8,700
                                            ----------     ----------
Gross profit                                    8,675          5,147

Research and development                        2,143          1,548
Selling, general and administration             3,158          2,607
                                            ----------     ----------
Operating income                                3,374            992

Net interest income                               109             90
                                            ----------     ----------
Income before taxes                             3,483          1,082

Income tax provision                            1,289            162
                                            ----------     ----------

Net income                                 $    2,194     $      920
                                            ==========     ==========

Net income per share:
    Basic                                  $     0.13     $     0.06
                                            ==========     ==========

    Diluted                                $     0.12     $     0.05
                                            ==========     ==========

Weighted average common shares outstanding:
    Basic                                      16,759         16,358
                                            ==========     ==========

    Diluted                                    19,022         18,755
                                            ==========     ==========



    Note to Editors:

    The "2" in I2C is superscript.

    CONTACT: Catalyst Semiconductor, Inc.
             Joan Vargas, 408-542-1051 (Investor Relations) joan.vargas@catsemi.com